Exhibit 99.1

NEWS RELEASE

9125 Rehco Road San Diego, California 92121 PHONE (858) 453-7845 FAX (858) 657-2085

FOR IMMEDIATE RELEASE	Contact:	James M. Myers, Executive Vice President
and Chief Financial Officer (858) 677-3005

PETCO Announces Final Results of Tender Offer for its

10.75% Senior Subordinated Notes

SAN DIEGO, CA, January 23, 2004 — PETCO Animal Supplies, Inc. (Nasdaq: PETC) today announced the final results of its modified “Dutch Auction” tender offer (the “Offer”) for up to $50.0 million aggregate principal amount of its outstanding 10.75% Senior Subordinated Notes due 2011 (the “Notes”). The Offer commenced on December 22, 2003 and expired at 12:00 midnight, New York City time, on January 22, 2004 (the “Expiration Date”).

“The successful completion of the repurchase of this subordinated debt continues the de-leveraging of our balance sheet,” commented James M. Myers, Executive Vice President and Chief Financial Officer. “As has been our practice in the past, we will look to identify strategic opportunities in fiscal 2004 and beyond to reinvest the resulting cost savings in our business in order to position PETCO to continue to deliver consistent growth.”

Based on a final count by U.S. Bank, the depositary for the Offer, a total of approximately $58.9 million aggregate principal amount of Notes was properly tendered by holders of Notes as of the Expiration Date. In accordance with the terms of the Offer, including the pro-ration terms thereof, PETCO has accepted for payment $50.0 million aggregate principal amount of Notes subject to the Offer as described below. The final purchase price was set at $1,200 per $1,000 aggregate principal amount of Notes, the maximum offer price in the Offer.  PETCO has paid, from existing cash-on-hand, the same purchase price for all Notes accepted for payment, resulting in an aggregate payment of $60.0 million, plus accrued and unpaid interest thereon to, but not including, the settlement date. PETCO will take a debt retirement charge of approximately $11.0 million in the fourth quarter of fiscal 2003 in connection with the completion of the Offer.

Payment for Notes properly tendered and accepted for purchase was made today by U.S. Bank and all other Notes tendered but not accepted for purchase are being returned to holders.

Morgan Stanley & Co. Incorporated acted as exclusive dealer manager and MacKenzie Partners, Inc. acted as information agent in connection with the Offer.

About PETCO Animal Supplies

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well-being for companion animals, and to support the human-animal bond. PETCO generated net sales of $1.48 billion in the fiscal year ended February 1, 2003. It operates 652 stores in 43 states and the

District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $13.0 million in support of more than 1,600 non-profit grassroots animal welfare organizations around the nation.

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended February 1, 2003.